For More Information:	PRESS RELEASE
Gary F. Hoskins, CFO
(704) 884-2263
gary.hoskins@citizenssouth.com

FOR IMMEDIATE RELEASE

CITIZENS SOUTH BANKING CORPORATION ANNOUNCES SOLID EARNINGS AND POSITIVE ASSET QUALITY TRENDS FOR THE THIRD QUARTER OF 2008

GASTONIA, NC, October 20, 2008 . . . . . Citizens South Banking Corporation (NASDAQ: CSBC), the holding company for Citizens South Bank, reported that net income for the quarter ended September 30, 2008, amounted to $822,000, or $0.11 per diluted share, compared to $1.3 million, or $0.18 per diluted share, for the quarter ended September 30, 2007. This represents a decrease of 39.0% and 38.9%, respectively, compared to the same quarter last year.

Operating income (as calculated in the attached table) for the quarter ended September 30, 2008, totaled $1.1 million, or $0.15 per diluted share, excluding a $285,000 after-tax other-than-temporary impairment and an $8,000 after-tax net gain on the sale of assets. Operating income for the quarter ended September 30, 2007, totaled $1.3 million, or $0.18 per diluted share. This represents a decrease of 18.5% and 16.7%, respectively, compared to the same quarter last year.

Solid Credit Quality Ratios

The Company’s credit quality continued to compare favorably with industry peers and has improved on a linked-quarter basis as shown below:
	June 30, 2008	September 30, 2008

Nonperforming loans / total loans	0.64%	0.53%
Nonperforming assets / total assets	0.56%	0.55%
Nonperforming loans / total assets	0.75%	0.72%
Net charge-offs / average loans	0.07%	0.07%
Allowance for loan losses / total loans	1.12%	1.12%

Management attributes the Company’s credit quality to its conservative underwriting practices and market discipline. The Company has not been an originator or purchaser of option adjustable rate or “no documentation” portfolio mortgage loans, and the portfolio does not include any mortgage loans classified as “sub-prime.” Also, the relative price stability of the residential real estate market and generally healthy economy in the Charlotte region has contributed to our success in avoiding significant problems in the quality of our loan portfolio.

Margin Expansion on a Linked-Quarter Basis

The Company’s fully taxable equivalent net interest margin expanded by 11 basis points on a linked-quarter basis to 3.02% as the Company’s cost of funds continued to reprice at lower interest rates. This marks the largest linked quarter margin expansion by the Company over the past two years.

Strong Loan Growth

While the real estate market in the Charlotte, North Carolina region remains active compared to most of the country, housing starts and demand for commercial real estate have moderated. However, even under these circumstances, outstanding loans increased by $23.6 million, or 15.0% annualized, during the three-month period ended September 30, 2008. This loan growth was sparked by the addition of several new lenders and additional opportunities arising as a result of several bank mergers in our market. The Company experienced loan growth in every category of loan type except for construction loans, which decreased by $11.3 million, or 11.5%. Management expects that loan growth will soften for the remainder of 2008 and well into 2009. However, we expect to make market share gains in selective asset categories as a result of the market disruptions stemming from a number of recently completed and announced mergers in the Charlotte market.

Stable Deposit Portfolio

Total outstanding deposits amounted to $584.9 million at September 30, 2008, which was comparable to the deposit balance at June 30, 2008. During the third quarter of 2008, checking account balances remained flat, after experiencing strong growth in the second quarter of 2008. Management continues to focus on increasing the Company’s number of retail and commercial accounts through employee incentives and enhanced treasury management services. The Company experienced an $8.5 million, or 7.3%, decline in money market accounts due to intense market competition. This decrease was offset by a $9.0 million increase in time deposits. The moderate level of deposit growth was largely attributable to the Company’s continued disciplined approach to deposit pricing and strong liquidity position. The Company will continue to actively market deposit products at pricing points that are determined to be economically favorable by the Company.

Noninterest Income and Expense

Noninterest operating income (as defined in the tables that follow) improved by $9,000 from the third quarter of 2007 to the third quarter of 2008. This improvement was largely due to increased fee income on deposit accounts resulting from the increased number of demand deposit accounts over the past year. Noninterest operating expense (as defined in the tables that follow) increased by $187,000, or 4.2%, during the comparable third quarter periods. This increase was primarily due to increased staffing levels related to the opening of a new full-service office in Rock Hill, South Carolina in the first quarter of 2008.

Other-than-Temporary Impairment

During the third quarter of 2008, management evaluated the Company’s investment portfolio and determined that an impairment on a $1.0 million pooled trust preferred security was “other-than-temporary.” A fair value evaluation of the security by an independent third party determined that the after-tax “other-than-temporary” impairment of the security was $285,000. As a result, this amount was charged against current quarter earnings.

In making the earnings announcement, Kim S. Price, President and CEO, stated “Citizens South Bank continues to perform favorably at a time when our industry is under substantial pressure. Our disciplined approach to growth, underwriting, and customer focus, as well as our century-plus heritage of conservative, community banking principles are serving us well during unprecedented market turbulence. These actions have positioned us to endure difficult economic times and to excel when our industry and economy normalizes.”

General Information

Headquartered in Gastonia, North Carolina, Citizens South Bank was founded in 1904. Deposits are FDIC insured up to applicable regulatory limits. At September 30, 2008, the Bank had approximately $823 million in assets with 15 full-service offices in the Charlotte region, including Gaston, Iredell, Rowan, and Union counties in North Carolina, and York County, South Carolina. Citizens South Bank is an Equal Housing Lender and Member, FDIC. The Bank is a wholly-owned subsidiary of Citizens South Banking Corporation, and shares of the common stock of the Company trade on the NASDAQ Global Market under the ticker symbol “CSBC”. The Company maintains a website at www.citizenssouth.com that includes information on the Company, along with a list of products and services, branch locations, current financial information, and links to the Company’s 1934 Securities Exchange Act filings with the SEC.

Kim S. Price
President and CEO

Forward-looking Statements

This news release contains certain forward-looking statements which include, but are not limited to, statements of our earnings expectations, statements regarding our operating strategy, and estimates of our future costs and benefits. These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Forward-looking statements speak only as of the date they are made and the Company is under no duty to update these forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements or to reflect the occurrence of unanticipated events. A number of factors could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Factors that could cause such a difference include, but are not limited to, changes in general economic conditions - either locally or nationally, competition among depository and financial institutions, the continuation of current revenue and expense trends, unforeseen changes in the Company’s markets, and legal, regulatory, or accounting changes. The Company's reports filed from time to time with the Securities and Exchange Commission, including the Company's Form 10-K for the year ended December 31, 2007, describe some of these factors.

-END-

Important Tables Follow

# # #

Citizens South Banking Corporation Selected Financial Information
(dollars in thousands, except per share data)	Quarter ended September 30, 2008	Quarter ended September 30, 2007	Nine Months ended September 30, 2008	Nine Months ended September 30, 2007

Reconciliation of GAAP to non-GAAP Measures: Net income, as reported (GAAP)	$822	$1,349	$2,654	$4,338
Non-operating items (net of 39% tax):
(Gain)/ loss on sale of assets, net	(8)	-	(167)	(205)
Reorganization & merger/integration expenses	-	-	134	-
Impairment of investments	285	-	285	99
Insurance proceeds, net	-	-	-	(112)
Net Operating Income	$1,099	$1,349	$2,906	$4,120

Noninterest income, as reported (GAAP)	$1,492	$1,534	$4,765	$5,051
Non-operating items:
(Gain)/ loss on sale of assets, net	(14)	-	(275)	(336)
Fair value adjustment on deferred comp assets	12	(52)	64	(110)
Insurance proceeds, net	-	-	-	(112)
Noninterest Operating Income	$1,490	$1,482	$4,554	$4,493

Noninterest expense, as reported (GAAP)	$5,145	$4,554	$14,729	$13,456
Non-operating items:
Impairment of investments	(468)	-	(468)	(162)
Fair value adjustment on deferred comp assets	12	(52)	64	(110)
Reorganization & merger/integration expenses	-	-	(220)	-
Noninterest Operating Expense	$4,689	$4,502	$14,105	$13,184

Per Share Data:
Average common shares outstanding, basic	7,358,086	7,627,620	7,380,236	7,748,605
Basic net income - GAAP	$0.11	$0.18	$0.36	$0.56
Basic net income - Operating	0.15	0.18	0.39	0.53
Average common shares outstanding, diluted	7,386,513	7,691,722	7,414,274	7,817,438
Diluted net income - GAAP	$0.11	$0.18	$0.36	$0.55
Diluted net income - Operating	0.15	0.18	0.39	0.53
Cash dividends declared	$0.085	$0.08	$0.255	$0.24
Period-end book value	11.02	10.86	11.02	10.86

Financial Ratios (annualized):
Return on average stockholders’ equity - GAAP	3.97%	6.37%	4.25%	6.83%
Return on avg. stockholders’ equity - Operating	5.30	6.35	4.66	6.49
Return on average assets - GAAP	0.40%	0.70%	0.45%	0.78%
Return on average assets - Operating	0.53	0.70	0.49	0.74
Efficiency ratio - GAAP	74.85%	68.61%	74.22%	66.37%
Efficiency ratio - Operating	68.03	68.61	71.51	67.06
Net interest margin (tax equivalent)	3.02%	3.13%	2.96%	3.19%
Total equity to total assets	10.06	11.12	10.06	11.12
Tangible equity to tangible assets	6.59	7.29	6.59	7.29

Asset Quality Data:
Allowance for loan losses	$7,027	$6,292	$7,027	$6,292
Nonperforming loans	3,335	2,528	3,335	2,528
Nonperforming assets	4,549	3,164	4,549	3,164
Net charge-offs	449	135	932	432
Net charge-offs to average loans	0.07%	0.02%	0.16%	0.08%
Allowance for loan losses to total loans	1.12	1.15	1.12	1.15
Nonperforming loans to total loans	0.53	0.46	0.53	0.46
Nonperforming assets to total assets	0.55	0.42	0.55	0.42
Nonperforming assets to total loans	0.72	0.58	0.72	0.58

Average Balances:
Total assets	$817,613	$759,132	$794,066	$746,974
Loans receivable, net of unearned income	615,755	532,902	590,554	519,132
Interest-earning assets	724,679	668,671	700,135	653,662
Deposits	581,162	579,141	579,810	573,374
Interest-bearing liabilities	685,823	625,128	659,411	612,301
Stockholders’ equity	82,478	83,984	83,685	83,984

At Period End:
Total assets	$823,030	$760,987	$823,030	$760,987
Loans receivable, net of unearned income	621,469	548,026	621,469	548,026
Interest-earning assets	732,683	676,874	732,683	676,874
Deposits	584,928	572,114	584,928	572,114
Interest-bearing liabilities	691,600	628,084	691,600	628,084
Stockholders’ equity	82,827	84,378	82,827	84,378

Citizens South Banking Corporation
Consolidated Statements of Financial Condition
(dollars in thousands)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS

Cash and cash equivalents	13,924	29,739
Investment securities available-for-sale, at fair value	26,512	46,519
Mortgage-backed securities available-for-sale, at fair value	81,010	69,893
Loans receivable, net unearned income	628,496	559,956
Allowance for loan losses	(7,027)	(6,144)
Loans receivable, net	621,469	553,812
Real estate acquired through foreclosure, net	1,214	529
Premises and equipment, net	17,334	17,965
Accrued interest receivable	2,621	3,254
Federal Home Loan Bank stock, at cost	5,355	4,236
Intangible assets	30,635	31,037
Bank owned life insurance	16,635	16,099
Other assets	6,321	6,057

Total assets	$823,030	$779,140

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Demand deposit accounts	$114,318	$101,981
Money market deposit accounts	107,555	129,688
Savings accounts	11,288	12,037
Time deposits	351,767	347,059
Total deposits	584,928	590,765
Borrowed money	147,518	96,284
Deferred compensation	5,407	5,389
Other liabilities	2,350	2,669
Total liabilities	740,203	695,107

Stockholders' Equity:
Common stock issued and outstanding, $0.01 par value, 20,000,000 shares authorized, 9,062,727 issued at September 30, 2008, and December 31, 2007, and 7,516,816 shares outstanding at September 30, 2008, and 7,610,017 shares
outstanding at December 31, 2007	91	91
Additional paid-in-capital	68,726	67,718
Unallocated common stock held by Employee Stock Ownership Plan	(1,110)	(1,247)
Retained earnings, substantially restricted	34,895	36,028
Accumulated unrealized loss on securities available-for-sale, net of tax	(1,442)	(343)
Treasury stock of 1,545,911 shares at September 30, 2008, and 1,452,710 shares
at December 31, 2007	(18,333)	(18,214)
Total stockholders’ equity	82,827	84,033

Total liabilities and stockholders’ equity	$823,030	$779,140

Citizens South Banking Corporation
Condensed Consolidated Statements of Operations (unaudited)
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Interest Income:
Loans	$9,416	$10,377	$28,160	$30,331
Investment securities	358	710	1,127	2,070
Interest-bearing deposits	13	73	149	342
Mortgage-backed and related securities	1,019	783	2,825	2,150
Total interest income	10,806	11,943	32,261	34,893

Interest Expense:
Deposits	3,997	5,741	13,397	16,672
Borrowed funds	1,427	1,099	3,783	2,999
Total interest expense	5,424	6,840	17,180	19,671

Net interest income	5,382	5,103	15,081	15,222
Provision for loan losses	720	300	1,815	960
Net interest income after provision for loan losses	4,662	4,803	13,266	14,262

Noninterest Income:
Fee income on deposit accounts	802	680	2,256	2,026
Mortgage banking income	169	239	650	749
Income on lending activities	84	116	297	358
Dividends on FHLB stock	40	53	168	149
Increase in cash value of bank-owned life insurance	195	191	571	578
Fair value adjustment on deferred compensation assets	(12)	52	(65)	110
Life insurance proceeds, net	-	-	-	112
Net gain on sale of assets	14	-	275	336
Other noninterest income	200	203	613	633
Total noninterest income	1,492	1,534	4,765	5,051

Noninterest Expense:
Compensation and benefits	2,565	2,461	7,665	7,167
Fair value adjustment on deferred comp. obligations	(12)	52	(64)	110
Occupancy and equipment expense	662	661	2,012	2,001
Professional services	201	127	639	403
Amortization of intangible assets	126	156	402	483
Reorganization expenses	-	-	220	-
Impairment of securities	468	-	468	162
Other noninterest expense	1,135	1,097	3,388	3,130
Total noninterest expense	5,145	4,554	14,730	13,456

Income before income taxes	1,009	1,783	3,301	5,857

Provision for income taxes	187	434	647	1,519

Net income	$822	$1,349	$2,654	$4,338

Net income per common share:
Basic	$0.11	$0.18	$0.36	$0.56
Diluted	$0.11	$0.18	$0.36	$0.55

Weighted average common shares outstanding:
Basic	7,358,086	7,627,620	7,380,236	7,748,605
Diluted	7,386,513	7,691,722	7,414,274	7,817,438